Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC UPDATES FOURTH QUARTER OUTLOOK

St. Peters, MO, December 17, 2008 – MEMC Electronic Materials, Inc. (NYSE: WFR) today commented on market conditions impacting its business and provided an update to its fourth quarter financial targets.

Over the last few weeks, end demand for many industries, including semiconductor and solar, has continued to decline as a result of the global economic slowdown. In addition, the solar market has been impacted by the reduced availability of credit, which has limited the purchasing ability of some solar customers. Given these factors, combined with the continuing inventory reduction efforts by semiconductor device makers, the company has revised its fourth quarter outlook.

The company now anticipates that revenue for the 2008 fourth quarter will be approximately $400 to 425 million, with gross margin of approximately 46%, plus or minus one percentage point. This compares to the company’s previously announced targets of $500 million in revenue, plus or minus $25 million, with gross margin of 48% plus or minus two percentage points. Expectations for operating expenses remain unchanged at approximately $27 million.

“The revised outlook is primarily a result of a continued deterioration in end demand for semiconductor products amid the weak macroeconomic environment,” commented Marshall Turner, MEMC’s Interim Chief Executive Officer. “In addition, we have reduced certainty that some remaining semiconductor orders that have been booked for delivery this quarter will be pulled by customers, and that some customers who have placed short-term orders for solar products will meet all of our purchase conditions, given their tight credit environment. We are revising our outlook to account for this uncertainty.”

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

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MEMC ELECTRONIC MATERIALS

Certain matters discussed in this news release are forward-looking statements, including that our fourth quarter 2008 revenues will be approximately $400 to 425 million, with gross margin of approximately 46% plus or minus one percentage point, and operating expenses of approximately $27 million. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for semiconductors and silicon wafers, as well as polysilicon; changes in the pricing environment for both silicon wafers and polysilicon; general economic conditions; inventory levels of our customers; utilization of manufacturing capacity; good working order of our manufacturing facilities; supply chain difficulties or problems; interruption of production; delays in capacity expansion; customer acceptance of our new products; our ability to reduce manufacturing and operating costs; assumptions underlying management’s financial estimates; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:

Bill Michalek

Director, Investor & Media Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

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